GABELLI EQUITY SERIES FUNDS, INC. 485BPOS

Exhibit 28(d)(11)

GABELLI EQUITY SERIES FUNDS, INC.

EXPENSE DEFERRAL AGREEMENT

THIS AGREEMENT dated as of January 21, 2021 is by and between Gabelli Equity Series Funds, Inc. (the “Company”), on behalf of its series, The Gabelli Focused Growth and Income Fund (the “Series”), and Gabelli Funds, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Company pursuant to an Investment Advisory Agreement between the Company and the Adviser relating to the Series (the “Investment Advisory Agreement”);

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1. For the term of this Agreement, the Adviser agrees, subject to Section 2 hereof, to (i) reduce the fees payable to it under the Investment Advisory Agreement and/or (ii) pay any operating expenses of the Series, to the extent necessary to limit the operating expenses of the Series (excluding brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) on behalf of each class of shares of the Series to the annual rate (as a percentage of the average daily net assets attributable to each such class of the Series) as set forth with respect to such class on Schedule A.

2. The Company, on behalf of the Series, agrees to repay (“Repayment”) the Adviser (i) the amount of fees that, but for Section 1 hereof, would have been payable by the Series to the Adviser on account of the class in question pursuant to the Investment Advisory Agreement and/or (ii) the amount of operating expenses of the Series on account of the class in question that the Adviser paid pursuant to Section 1 hereof (collectively, “Deferred Fees and Expenses”), subject to the limitations provided in this Section 2. Such Repayment shall be made monthly, but only if and to the extent the operating expenses of the Series (excluding brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) on account of the class in question after giving effect to such Repayment, is at an annual rate not in excess of that reflected for such class on Schedule A.

3. The Company’s Repayment obligation with respect to any class of the Series’ shares shall be applicable for a period of two fiscal years following the fiscal year in which the Adviser has reduced its fees or paid operating expenses of the Series with respect to that class as set forth in Section 1.

4. The Company’s Board of Directors may by notice to the Adviser terminate, in whole or in part, the Adviser’s obligation under Section 1 to reduce its fees and bear expenses with respect to any class in any period following the date specified in such notice (or increase the percentage specified on Schedule A with respect to any class of shares of the Series), but no such change shall affect the obligation (including the amount of the obligation) of the Series to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice. The Adviser may not terminate its obligation under Section 1 to reduce its fees and bear expenses with respect to any class of a Series for the term of this Agreement.

5. This Agreement shall continue in effect with respect to a Class of the Series until the initial expiration date set forth for such Class on Schedule A, and from year to year thereafter provided such continuance is approved by the Company’s Board of Directors and by the Adviser. The failure of either the Company’s Board of Directors or the Adviser to continue this Agreement for a subsequent year shall not affect the obligation (including the amount of the obligation) of the Series to repay amounts of Deferred Fees and Expenses with respect to prior years.

6. Any payment by the Series to the Adviser shall be deemed to be a Repayment to the extent of any reimbursable Deferred Fees and Expenses rather than a payment of a current amount.

7. If the Company creates any additional series of its stock, this Agreement shall apply solely to the Series.

8. This Agreement shall be governed by the laws of the State of New York.

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Exhibit 28(d)(11)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GABELLI EQUITY SERIES FUNDS, INC.

By:
Name:
Title:

GABELLI FUNDS, LLC

By:
Name:
Title:

Exhibit 28(d)(11)

Schedule A

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels:

Fund	Total Annual Operating Expenses
Class I
The Gabelli Focused Growth and Income Fund	0.80%
Fund	Initial Expiration Date
Class I
The Gabelli Focused Growth and Income Fund	January 31, 2022